Kulicke & Soffa Pte Ltd 6 Serangoon North Ave 5 #03-16 Singapore 554910
65.6880.9600 phone 65.6880.9580 fax www.kns.com

Exhibit 99.1

Kulicke & Soffa Third Quarter Fiscal 2011 Results Exceed High-End of Guidance

Singapore – August 2, 2011 – Kulicke & Soffa Industries, Inc. (NASDAQ: KLIC) (“K&S” or the “Company”) today announced results for its third fiscal quarter ended July 2, 2011.

For its third quarter of fiscal 2011, the Company reported net revenue of $294.4 million and net income of $70.7 million, or $0.95 per diluted share.

Quarterly Results
	Fiscal Q3 2011	Change vs. Fiscal Q3 2010	Change vs. Fiscal Q2 2011
Net Revenue	$294.4 million	33.1%	42.4%
Gross Profit	$134.1 million	35.2%	35.5%
Gross Margin	45.5%	70 bps	(240) bps
Income from Operations	$81.7 million	63.1%	87.1%
Operating Margin	27.7%	510 bps	660 bps
Net Income	$70.7 million	44.1%	77.3%
Net Margin	24.0%	180 bps	470 bps
EPS – Diluted	$0.95	46.2%	75.9%

Bruno Guilmart, Kulicke & Soffa’s President and Chief Executive Officer, said, “Our results again exceeded the high-end of guidance, with revenue increasing approximately 42% sequentially and net income surpassing the Company’s historic record.  At the high level, our June quarter results reflect the strong demand generated from our market leadership positions, specifically within our Ball and Wedge bonder equipment lines.  The continued success of our copper capable solutions affirms our customers’ ongoing adoption of incremental copper capacity and highlights our leadership in the significant transition.  Our flexible and efficient manufacturing model enabled us to increase production and meet our customers’ record demand, while balancing inventory and maximizing profitability.”

Key Product Trends

•	Ball bonder equipment net revenue increased 70% over the March quarter.
•	70% of ball bonder equipment shipments were sold as copper capable bonders.
•	Wedge bonder equipment net revenue decreased 32% over the March quarter.

Financial Highlights

•	Net revenue increased sequentially to $294.4 million, exceeding the high end of guidance.
•	Gross margin remained robust at 45.5%.
•	Operating margin was up 660 bps from the prior quarter to 27.7%.
•	Net income was $70.7 million.

•	Diluted EPS was $0.95.
•	Cash, cash equivalents and investments increased to $335.5 million up $53.7 million from the prior quarter.

Fourth Quarter Fiscal 2011 Outlook

The Company expects net revenue for the fourth quarter of fiscal 2011 to be approximately $155 million to $175 million, mainly due to a softening of OSAT demand.  On a full year basis, this would represent revenue growth of approximately 6% to 8% for fiscal year 2011 compared to fiscal year 2010.

Looking forward, Bruno Guilmart, commented, “Our growth has outpaced expectations for the past few quarters given our market leadership and the world class solutions we provide customers.  We expect to benefit from longer-term trends, including the copper transition, for the next few years.  Our prior efforts to improve efficiency, while increasing the capacity of our supply chain, will enable us to maximize profitability, as we maintain our focus on new and existing market opportunities while leveraging our manufacturing model.”

Earnings Conference Call Details

A conference call to discuss these results will be held today, August 2, 2011 beginning at 8:00 am (ET). To access the conference call, interested parties may call +1-877-407-8037 or internationally +1-201-689-8037, or can access the live webcast at www.kns.com/investors/events.

A replay will be available from approximately one hour after the completion of the call through August 9, 2011 by calling toll-free +1-877-660-6853 or internationally +1-201-612-7415 and using the following replay access codes: 5521 (account number) and 375366 (replay ID number). A webcast replay will also be available at www.kns.com/investors/events.

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is a global leader in the design and manufacture of semiconductor and LED assembly equipment. As a pioneer in this industry, K&S has provided customers with market leading packaging solutions for decades. In recent years, K&S has expanded its product offerings through strategic acquisitions, adding die and wedge bonders and a broader range of expendable tools to its core ball bonding products. Combined with its extensive expertise in process technology, K&S is well positioned to help customers meet the challenges of assembling the next-generation semiconductor and LED devices. (www.kns.com)

Caution Concerning Forward Looking Statements

In addition to historical statements, this press release contains statements relating to future events and our future results. These statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and include, but are not limited to, statements that relate to our future revenue, sustained, increasing, continuing or strengthening demand for our products, the continuing transition from gold to copper wire bonding, replacement demand and improving OSAT volumes. While these forward-looking statements represent our judgments and future expectations concerning our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to: the risk that customer orders already received may be postponed or canceled, generally without charges; the risk that anticipated customer orders may not materialize; the risk that our suppliers may not be able to meet our demands on a timely basis; the volatility in the demand for semiconductors and our products and services; volatile global economic conditions, which could result in, among other things, sharply lower demand for products containing semiconductors and for the Company’s products, and disruption of capital and credit markets; the risk of failure to successfully manage our operations;  acts of terrorism and violence;  risks, such as changes in trade regulations, currency fluctuations, political instability and war, which may be associated with a substantial non-U.S. customer and supplier base and substantial non-U.S. manufacturing operations;  and the factors listed or discussed in Kulicke and Soffa Industries, Inc. 2010 Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. Kulicke & Soffa Industries, Inc is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:
Kulicke & Soffa Industries, Inc.
Joseph Elgindy
Investor Relations
P: +1-215-784-7518
F: +1-215-784-6180
jelgindy@kns.com

Global IR Partners
David Pasquale
P: +1-914-337-8801
klic@globalirpartners.com

#   #   #

KULICKE & SOFFA INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and employee data)
(Unaudited)

	Three months ended		Nine months ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010

Net revenue:
Equipment	$275,398	$202,185	$598,106	$450,135
Expendable Tools	19,040	19,069	51,924	53,372
Total net revenue	294,438	221,254	650,030	503,507

Cost of sales:
Equipment	152,493	114,169	323,564	258,780
Expendable Tools	7,851	7,901	21,303	21,398
Total cost of sales	160,344	122,070	344,867	280,178

Gross profit:
Equipment	122,905	88,016	274,542	191,355
Expendable Tools	11,189	11,168	30,621	31,974
Total gross profit	134,094	99,184	305,163	223,329

Operating expenses:
Selling, general and administrative	31,715	31,015	97,800	81,332
Research and development	16,595	14,686	48,314	41,827
Amortization of intangible assets	2,391	2,386	7,163	7,160
Restructuring	1,740	1,045	4,516	1,650
Total operating expenses	52,441	49,132	157,793	131,969

Income from operations:
Equipment	77,348	46,768	137,879	81,809
Expendable Tools	4,305	3,284	9,491	9,551
Total income from operations	81,653	50,052	147,370	91,360

Other income (expense):
Interest income	185	104	445	290
Interest expense	(241)	(385)	(724)	(1,106)
Interest expense: non-cash	(1,877)	(1,768)	(5,429)	(5,235)

Income from operations before income taxes	79,720	48,003	141,662	85,309

Provision (benefit) for income taxes	9,006	(1,080)	15,964	(772)

Net income	$70,714	$49,083	$125,698	$86,081

Net income per share:
Basic	$0.97	$0.69	$1.75	$1.22
Diluted	$0.95	$0.65	$1.71	$1.15

Weighted average shares outstanding:
Basic	72,199	70,131	71,531	69,873
Diluted	74,130	74,960	73,082	74,494

	Three months ended		Nine months ended
	July 2,	July 3,	July 2,	July 3,
Supplemental financial data:	2011	2010	2011	2010

Depreciation and amortization	$4,470	$4,339	$13,274	$13,258

Capital expenditures	$1,226	$1,265	$5,815	$3,371

Equity-based compensation expense:
Cost of sales	$55	$44	$159	$140
Selling, general and administrative	1,673	1,231	4,784	3,218
Research and development	340	334	970	1,064
Total equity-based compensation expense	$2,068	$1,609	$5,913	$4,422

			As of
			July 2,	July 3,
			2011	2010

Backlog of orders			$176,000	$264,000

Number of employees			3,005	2,953

KULICKE & SOFFA INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 2,	October 2,
	2011	2010
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$329,281	$178,112
Restricted cash	-	237
Short-term investments	6,253	2,985
Accounts and notes receivable, net of allowance for doubtful accounts of $705 and $980, respectively	215,410	196,035
Inventories, net	86,290	73,893
Prepaid expenses and other current assets	16,535	15,985
Deferred income taxes	5,461	5,443

TOTAL CURRENT ASSETS	659,230	472,690

Property, plant and equipment, net	29,782	30,059
Goodwill	39,196	26,698
Intangible assets	31,953	39,111
Other assets	12,049	11,611

TOTAL ASSETS	$772,210	$580,169

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Current portion of long term debt	$103,483	$-
Accounts payable	97,011	82,353
Accrued expenses and other current liabilities	52,244	41,498
Earnout agreement payable	12,498	-
Income taxes payable	-	1,279

TOTAL CURRENT LIABILITIES	265,236	125,130

Long term debt	-	98,475
Deferred income taxes	28,523	20,355
Other liabilities	13,123	13,729

TOTAL LIABILITIES	306,882	257,689

SHAREHOLDERS' EQUITY
Common stock, no par value	439,618	423,715
Treasury stock, at cost	(46,356)	(46,356)
Accumulated income (deficit)	70,028	(55,670)
Accumulated other comprehensive income	2,038	791

TOTAL SHAREHOLDERS' EQUITY	465,328	322,480

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$772,210	$580,169

KULICKE & SOFFA INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three months ended		Nine months ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Net cash provided by continuing operations	$50,300	$27,658	$152,087	$67,977
Net cash used in discontinued operations	(579)	(582)	(1,547)	(1,488)
Net cash provided by operating activities	$49,721	$27,076	$150,540	$66,489

Net cash provided by (used in) investing activities, continuing operations	(1,420)	(1,275)	(9,057)	642
Net cash used in investing activities, discontinued operations	-	-	-	(1,838)
Net cash used in investing activities	$(1,420)	$(1,275)	$(9,057)	$(1,196)

Net cash provided by (used in) financing activities	4,805	(47,304)	8,836	(47,121)
Effect of exchange rate changes on cash and cash equivalents	499	262	850	108
Changes in cash and cash equivalents	$53,605	$(21,241)	$151,169	$18,280
Cash and cash equivalents, beginning of period	275,676	184,081	178,112	144,560
Cash and cash equivalents, end of period	$329,281	$162,840	$329,281	$162,840

Short-term investments & restricted cash	6,253	226	6,253	226
Total cash, cash equivalents, restricted cash and short-term investments	$335,534	$163,066	$335,534	$163,066